Consent of Independent Registered Public Accounting Firm
Cordorus Valley Bancorp, Inc.
York, Pennsylvania
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2007, relating to the consolidated financial statements of Codorus Valley Bancorp, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ Beard Miller Company LLP
Beard Miller Company LLP
Harrisburg, Pennsylvania
June 7, 2007